Exhibit 10.41

This Note amends, restates, and supersedes, without satisfaction or novation, that certain promissory note made in favor of LaSalle Bank Midwest National Association, the successor by merger to which is Bank of

America, N.A., dated December 16, 2005, as amended, in the original principal amount of $17,500,000.00.

AMENDED AND RESTATED PROMISSORY NOTE

Line of Credit

BBA LIBOR Daily Floating Rate

$10,000,000.00

Due Date: December 1, 2010	Dated: December , 2008

FOR VALUE RECEIVED, the undersigned, jointly and severally if more than one maker (“Borrower”), promise(s) to pay to the order of Bank of America, N.A., a national banking association (“Bank”), at 2600 West Big Beaver Road, Troy, Michigan 48084, or at such other place as the Bank may designate in writing, on or before the Due Date, the principal sum of Ten Million Dollars ($10,000,000.00), or such lesser amount as may from time to time be outstanding by reason of having been advanced hereunder, plus interest as hereinafter provided on all amounts outstanding hereunder, all in lawful money of the United States of America.

Interest Rate. The principal outstanding under this Promissory Note (“Note”) from time to time shall bear interest on a basis of a year of 360 days for the actual number of days amounts are outstanding hereunder, at a rate per annum (“Effective Interest Rate”) equal to 125 basis points (1.25%) over the BBA LIBOR Daily Floating Rate (“BBA LIBOR-Based Rate”). The BBA LIBOR-Based Rate shall automatically increase or decrease when and to the extent that the BBA LIBOR Daily Floating Rate shall increase or decrease.

Advances. This Note is given as evidence of any and all indebtedness of the Borrower to the Bank arising as a result of advances or other credit which may be made under this Note from time to time. The principal amount of indebtedness owing pursuant to this Note shall change from time to time, decreasing in an amount equal to any and all payments of principal made by the Borrower and increasing by an amount equal to any and all advances made by the Bank to the Borrower pursuant to the terms hereof. The books and records of the Bank shall be conclusive evidence of the amount of principal and interest owing hereunder at any time. From time to time, the Bank shall furnish Borrower a statement of the amount of principal and interest owing or outstanding hereunder, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless the Bank receives a written statement of exceptions from Borrower within ten (10) days after such statement has been furnished.

Payment. Accrued interest shall be payable beginning on January 1, 2009, and continuing on the same day of each consecutive month thereafter. The principal balance and all accrued interest shall be due on the Due Date. All payments made hereunder shall be applied first against costs and expenses required to be paid hereunder, then against accrued interest to the extent thereof and the balance shall be applied against the outstanding principal amount hereof.

BBA LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) that (i) United States dollar deposits of sufficient amount and maturity for funding the loan evidenced by this Note are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the BBA LIBOR-Based Rate, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, the BBA LIBOR-Based Rate shall no longer be available hereunder and the principal outstanding under this Note shall bear interest at the Bank’s Prime Rate (the “Prime-Based Rate”). The Prime-Based Rate shall automatically increase or decrease when and to the extent that the Bank’s Prime Rate shall have been increased or decreased.

Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the loan evidenced by this Note at a rate based on the BBA LIBOR-Based Rate, the Bank shall promptly notify the Borrower and the BBA LIBOR-Based Rate shall no longer be available hereunder. Thereafter, the principal outstanding under this Note shall bear interest at the Prime-Based Rate.

Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or the loan evidenced by this Note to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding the loan evidenced by this Note or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining the loan evidenced by this Note at a rate based on the BBA LIBOR-Based Rate or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

Additional Definitions. The following terms, as used in this Note, shall have the following meanings:

“Bank’s Prime Rate” means that rate of interest established and designated by the Bank, in its sole discretion, to be its prime rate as the same may be changed from time to time. It is understood and agreed by Borrower that the Prime-Based Rate shall be determined by reference to the “prime rate” so established and designated by the Bank and not by reference to the actual rate of interest charged by the Bank to any particular borrower or borrowers.

“BBA LIBOR Daily Floating Rate” is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Regulatory Change” means the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

Interest Rate Limited to Maximum Provided by Law. Nothing herein contained, nor any transaction relating hereto, shall be construed or so operate as to require the Borrower to pay, or be charged, interest at a greater rate than the maximum allowed by the applicable law relating to this Note. Should any interest, or other charges, charged, paid or payable by the Borrower in connection with this Note, or any other document delivered in connection herewith, result in the charging, compensation, payment or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the holder, and any and all such excess paid shall be automatically credited against and in reduction of the principal due under this Note. If the Bank shall reasonably determine that the interest rate (together with all other charges or payments related hereto that may be deemed interest) stipulated under this Note is, or may be, usurious or otherwise limited by law, the unpaid balance of this Note, with accrued interest at the highest rate permitted to be charged by stipulation in writing between the Bank and Borrower, at the option of the Bank, shall immediately become due and payable.

Events of Default. The Borrower, without notice or demand of any kind, shall be in default under this Note upon the occurrence of any of the following Events of Default: (a) if any amount due and owing on this Note or any fees due the Bank, any expenses incurred by the Bank hereunder or any and all other liabilities and obligations of the Borrower to the Bank, is not paid when due, or (b) if any other Event of Default, as defined in the Loan Agreement hereinafter referenced, as the same may be amended from time to time, shall occur.

Remedies. Upon the occurrence of any Event of Default, the Bank may, without notice, declare the entire unpaid and outstanding principal balance hereunder and all accrued interest, together with all other indebtedness of Borrower to the Bank, to be due and payable in full forthwith, without presentment, demand or notice of any kind, all of which are hereby expressly waived by Borrower, and thereupon the Bank shall have and may exercise any one or more of the rights and remedies provided herein or in any loan agreement, mortgage, guaranty, security agreement, assignment or other document relating hereto. The remedies provided for hereunder are cumulative to the remedies for collection of the amounts owing hereunder as provided by law or by any loan agreement, mortgage, guaranty, security agreement or other document relating hereto. Nothing herein is intended, nor should it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for breach of the terms of this Note or any loan agreement, mortgage, guaranty, security agreement or other instrument relating hereto.

Costs of Collection. Borrower agrees, in case of an Event of Default under the terms of this Note or under any loan agreement, security or other agreement executed in connection herewith, to pay all costs of the Bank for collection of this Note and all other liabilities of Borrower to the Bank and enforcement of its rights hereunder, including reasonable attorney fees and legal expenses including participation in Bankruptcy proceedings.

Default Rate of Interest. During any period(s) an Event of Default has occurred and is continuing, or after the Due Date, or after acceleration of maturity, the outstanding principal amount hereof shall bear interest at a rate equal to two percent (2.0%) per annum greater than the interest rate otherwise charged hereunder.

Late Charges. If any required payment is not made within ten (10) days after the date it is due (other than any balloon payment of principal due on the Due Date), then, at the option of the Bank, a late charge in the amount of five percent (5.0%) of the payment so overdue may be charged.

No Waiver of Default. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default. Upon any Event of Default, neither the failure of the Bank promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of the Bank to demand strict performance of any other obligation of the Borrower or any other person who may be liable hereunder shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Borrower or any other person who may be liable hereunder.

Waiver of Jury Trial. BORROWER ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. BORROWER, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY AND FOR ITS BENEFIT WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, DISPUTE, CONFLICT, OR CONTENTION, IF ANY, AS MAY ARISE UNDER THIS NOTE OR THE LOAN EVIDENCED BY THIS NOTE, AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES CONCERNING THIS NOTE OR THE LOAN EVIDENCED BY THIS NOTE SHALL BE HEARD BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

General. Borrower and all endorsers and guarantors hereof, if any, hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, diligence in collection or bringing suit, and hereby consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution. The liability of the Borrower shall be absolute and unconditional, without regard to the liability of any other party hereto. This Note shall be deemed to have been executed in, and all rights and obligations hereunder shall be governed by, the laws of the State of Michigan.

Other Documents. This Note has been executed pursuant to the Loan Agreement between the Borrower and the Bank dated December 16, 2005, as amended (the “Loan Agreement”). In the event of any conflict between the terms of the Loan Agreement and the terms of this Note, the terms of this Note shall control.

The Borrower and the Bank may also have signed other documents in conjunction herewith providing for security for this Note or other matters. Reference is hereby made to the foregoing documents for additional terms relating to the transaction giving rise to this Note, the security or support given for this Note and additional terms and conditions under which this Note matures, may be accelerated or prepaid.

Borrower:

NEOGEN CORPORATION, a Michigan corporation

By:	Richard R. Current
Its:	Vice President and Chief Financial Officer

620 Lesher Place
Address

Lansing, Michigan 48912

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